Exhibit 3.75

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TALK AMERICA HOLDINGS, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Talk America Holdings, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted by and promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock with a par value of one cent ($.0l) per share.

FIFTH: No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the time this Article became effective.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: Elections of Directors need not be by written ballot unless the By-laws of the Corporation so provide.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the Board of Directors of the corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of Delaware.

NINTH: The Corporation shall indemnify its officers, directors, employees and agents to the greatest extent permitted by the Delaware General Corporation Law.

TENTH: Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

STATE OF DELAWARE

CERTIFICATE OF CHANCE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of TALK AMERICA HOLDINGS, INC., a Delaware Corporation, on this 28th day of December, A.D. 2010, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 28th day of December, A.D., 2010.

By:	/s/ Allison Fisher
Authorized Officer

Name:	Allison Fisher
Print or Type

Title:	Authorized Officer